Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company) Ticker: MSA (NYSE) Contact: Mark Deasy – (724) 741-8570

FOR IMMEDIATE RELEASE

Alvaro Garcia-Tunon Elected to MSA Board of Directors

PITTSBURGH, December 14, 2012 – MSA (NYSE: MSA), the global leader in the development and manufacture of safety products, today announced that Alvaro Garcia-Tunon, Executive Vice President and Chief Financial Officer for Wabtec Corp. (NYSE: WAB), Pittsburgh, Pa., has been elected to MSA’s Board of Directors. Mr. Garcia-Tunon’s election is part of a succession plan in anticipation of future retirements.

“We feel very fortunate to be able to add a person of Alvaro’s caliber to the MSA Board,” said William M. Lambert, MSA President and CEO. “Alvaro brings to MSA a tremendous amount of experience in the areas of international business and finance, and his expertise will serve MSA well as we continue to advance our corporate strategy and work toward our long-range growth goals.”

Over Mr. Garcia-Tunon’s nine years serving as Wabtec’s CFO, the company’s sales have more than tripled, while Wabtec’s share price has increased from approximately $13 per share to a recent high of $88. Additionally, the company’s share price has increased 11 consecutive years through 2011, the longest record of continuous appreciation by any publicly listed U.S. company.

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Mr. Garcia-Tunon joined Wabtec in 1990, holding several roles within the company including Senior Vice President of Finance, and Vice President, Business Development of Pulse Electronics. From 1986 to 1990, Mr. Garcia-Tunon served as Vice President of Acquisitions for AMF Bowling Centers, Inc., Richmond, Va. Mr. Garcia-Tunon also has held various leadership roles with Price Waterhouse and Co., and Arthur Andersen and Co. He currently serves on the board of Pittsburgh-based Matthews International Corp. (NASDAQ GSM: MATW), for which he chairs the Audit Committee.

A graduate from the University of Virginia, Mr. Garcia-Tunon holds a bachelor’s degree in Commerce. He also earned a Juris Doctor from the College of William and Mary. In addition to his college degrees, Mr. Garcia-Tunon is a certified public accountant and is a member of the Virginia Bar.

About MSA:

Established in 1914, MSA is the global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures. Many MSA products integrate a combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in a broad range of industries, including the fire service, the oil, gas and petrochemical industry, construction, mining and utilities, as well as the military. Principal products include self-contained breathing apparatus, fixed gas and flame detection systems, handheld gas detection instruments, head protection products, fall protection devices and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through a joint venture with MCR Safety. These products are marketed and sold under the Safety Works® brand. MSA, based north of Pittsburgh in Cranberry Township, Pa., has annual sales of approximately $1.2 billion, manufacturing operations in the United States, Europe, Asia and Latin America, and 42 international locations. Additional information is available on the company’s Web site at www.MSAsafety.com. Information on Safety Works products can be found at www.SafetyWorks.com.

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